FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND

DALLAS, TEXAS – October 20, 2011 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of fifteen cents ($0.15) per share on its common stock, payable on December 22, 2011 to stockholders of record at the close of business on December 9, 2011.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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